Exhibit 99.1

News Release

Mercury Systems Reports Record Third Quarter Results, Increases Annual Guidance

Third Quarter Highlights include:

Record revenue, up 63% over prior year
GAAP net income, GAAP EPS, and record adjusted EBITDA exceed estimates

Andover, Mass. April 25, 2017 Mercury Systems, Inc. (NASDAQ: MRCY, www.mrcy.com), reported operating results for the third quarter of fiscal 2017, ended March 31, 2017.
Management Comments
“The third quarter was another significant milestone toward achieving our objectives for fiscal 2017,” said Mark Aslett, Mercury’s President and Chief Executive Officer. “During the quarter we delivered a very strong financial performance with record revenues while our profitability exceeded estimates. Year-over-year revenues and GAAP net income both grew more than 60%. Additionally, on February 1, 2017 we raised net proceeds of $215.7 million through a very successful stock offering, replenishing our capacity to invest in future growth both organically and through continued acquisitions. Finally, on April 3, 2017 we closed the acquisition of Delta Microwave, adding new capabilities, scale and breadth to Mercury's existing RF, microwave and millimeter wave portfolio, while further expanding our addressable market,” Aslett concluded.

Third Quarter Fiscal 2017 Results
Total Company third quarter fiscal 2017 revenues were $107.3 million, compared to $65.9 million in the third quarter of last fiscal year. These results include approximately $6.4 million of revenue attributable to the CES business, which was acquired in the second quarter of fiscal 2017.

50 Minuteman Road, Andover, Massachusetts 01810 U.S.A. • +1 978.256.1300 • www.mrcy.com • twitter: @MRCY

Mercury Reports Third Quarter Fiscal 2017 Results, Page 2

GAAP net income for the third quarter of fiscal 2017 was $7.0 million, or $0.16 per share, compared to $4.4 million, or $0.13 per share for the third quarter of fiscal 2016. Adjusted earnings per share (“adjusted EPS”) were $0.29 per share for the third quarter of fiscal 2017, compared to $0.25 per share in the third quarter of fiscal 2016. All per share information is presented on a fully diluted basis and fiscal 2017 includes the effect of our recent stock offering.
Third quarter fiscal 2017 adjusted EBITDA for the Company was $25.0 million, compared to $14.6 million for the third quarter of fiscal 2016. The third quarter fiscal 2017 adjusted EBITDA includes approximately $1.5 million associated with the CES business.
Cash flows from operating activities in the third quarter of fiscal 2017 were a net inflow of $24.9 million, compared to a net inflow of $4.4 million in the third quarter of fiscal 2016. Free cash flow, defined as cash flow from operating activities less capital expenditures, was a net inflow of $11.9 million in the third quarter of fiscal 2017, compared to a net inflow of $2.6 million in the third quarter of fiscal 2016.
Bookings
Total bookings for the third quarter of fiscal 2017 were $106.5 million, yielding a book-to-bill ratio of 1.0 for the quarter and representing a 32% increase compared to $80.8 million in bookings for the third quarter of fiscal 2016.
Backlog
Mercury’s total backlog at March 31, 2017 was $318.0 million, a $98.3 million increase from a year ago. Of the March 31, 2017 total backlog, $270.7 million represents orders expected to be shipped over the next 12 months.

50 Minuteman Road, Andover, Massachusetts 01810 U.S.A. • +1 978.256.1300 • www.mrcy.com • twitter: @MRCY

Mercury Reports Third Quarter Fiscal 2017 Results, Page 3

Business Outlook
This section presents our current expectations and estimates, given current visibility, on our business outlook for the current fiscal quarter and fiscal year 2017. It is possible that actual performance will differ materially from the estimates given, either on the upside or on the downside. Investors should consider all of the risks with respect to these estimates, including those listed in the Safe Harbor Statement below and in our periodic filings with the U.S. Securities and Exchange Commission, and make themselves aware of how these risks may impact our actual performance.

For the fourth quarter of fiscal 2017, revenues are forecasted to be in the range of approximately $112 million to $116 million. GAAP net income for the fourth quarter is expected to be approximately $6.5 million to $7.7 million, assuming no restructuring, acquisition, or additional financing related expenses in the period. GAAP EPS and adjusted EPS are expected to be in the range of $0.14 to $0.16 and $0.26 to $0.29 per share, respectively, assuming an effective tax rate of 35% and a 47.3 million diluted weighted average share count. Adjusted EBITDA for the fourth quarter of fiscal 2017 is expected to be in the range of $24.8 million to $26.7 million.
For the full fiscal year 2017, before adding the impact of Delta Microwave, we now expect revenue to be between $400 million and $404 million, up from our prior expectation of $377 million to $384 million. Including Delta Microwave, total revenue for fiscal 2017 is now expected to be approximately $405 million to $409 million, with total GAAP net income of $22.6 million to $23.8     million, or $0.52 to $0.55 per share. Total adjusted EBITDA for the full fiscal year is now expected to be approximately $91.0 million to $92.9 million, representing approximately 22.5% to 22.7% of revenue. Adjusted EPS for fiscal 2017 is expected to be approximately $1.08 to $1.11 per share, assuming an effective tax rate of 35% and a 43.1 million diluted weighted average share count.
Recent Highlights
March - Mercury Systems announced the Ensemble® HDS9624 Secure Rack Server to address the need for rack servers with system security features that can be forward deployed or sold to allies under Foreign Military Sales (FMS) or Direct Commercial Sales (DCS) programs. In addition to the unique security features, Mercury's new product line is the only rack server that includes both ruggedization and a fully trusted supply chain for both hardware and software.

50 Minuteman Road, Andover, Massachusetts 01810 U.S.A. • +1 978.256.1300 • www.mrcy.com • twitter: @MRCY

Mercury Reports Third Quarter Fiscal 2017 Results, Page 4

March - Mercury announced volume production of its newest high density secure memory device, embedding 8GB of double data rate third-generation synchronous dynamic random-access memory (DDR3 SDRAM) in a military-hardened ball grid array (BGA) package. Available in both x64 and x72 architectures, Mercury's latest product is the defense industry's highest capacity ruggedized memory device.
March - Mercury announced it received a follow-on five year sole source basic ordering agreement (BOA) from the U.S. Navy to deliver advanced Digital RF Memory (DRFM) subsystems supporting jamming in a multi-threat environment. Valued at up to $152 million, the order was received in the Company's fiscal 2017 third quarter and provides for research and development, production, engineering services and ongoing support. Work will be performed at the Company's Cypress, Calif. facility with a period of performance from March 2017 through February 2022.
March - Mercury announced the Defense industry's first double data rate fourth-generation synchronous dynamic random-access memory (DDR4) high density secure memory device. Replacing up to eighteen industrial or commercial DDR4 devices with a single military-hardened component, Mercury delivers space savings up to 75% in a ball grid array (BGA) package with data transfer speeds up to 3200 Mb/s.
February - Mercury announced it received a 2016 Enterprise Supplier Recognition Award from Northrop Grumman. Presented at a ceremony during Northrop Grumman's recent Global Partner Forum, the award recognizes Mercury for competitive advantage and enterprise-level supply chain excellence that add value to Northrop's programs.
February - Mercury announced the launch of its Mercury Mission Systems (MMS) product line to address the immediate needs for safety-critical solutions for mission computing, avionics and platform management in the defense and commercial aerospace markets. MMS products feature not only the highest level of design assurance but also a full set of supporting software that reduces integration time and effort. The product line includes solutions from the former CES Creative Electronic Systems, S.A. located in Geneva, Switzerland, acquired by Mercury on November 4, 2016.

50 Minuteman Road, Andover, Massachusetts 01810 U.S.A. • +1 978.256.1300 • www.mrcy.com • twitter: @MRCY

Mercury Reports Third Quarter Fiscal 2017 Results, Page 5

February - Mercury announced it that its Chelmsford, Mass. facility recently received the Category 1A Trusted Supplier accreditation for design capability from the U.S. Defense Department's Defense Microelectronics Activity (DMEA). This expands upon the previously received Category 1A accreditation for broker, packaging, assembly, and test at Mercury's Phoenix, Ariz. facility, and is part of Mercury's overall strategy to be the leading commercial provider of trusted and secure sensor and mission processing subsystems.
February - Mercury announced it received a $4.1 million follow-on order from a leading defense prime contractor for wideband millimeter wave transceivers for a homeland security high-resolution imaging application. The order was booked in the Company's fiscal 2017 third quarter and is expected to be shipped over the next several quarters.
January - Addressing the need for tighter in-vehicle security, Mercury announced the CANGuard™ security suite, a unique software solution designed to protect automotive vehicle data networks. The Company also announced that it has entered into a licensing agreement with a leading automotive electronics manufacturer to enable the integration of CANGuard software into existing vehicle control units as well as future units.
January - Mercury announced that it priced its previously announced underwritten public offering at $33.00 per share and increased the size of the offering to 6,000,000 shares of its common stock. The offering included a 30-day option for the underwriters to purchase up to an additional 900,000 shares of common stock at the same per share price, which was exercised. The offering closed on February 1, 2017.
January - Mercury announced it received a $2.4 million follow-on order from a leading defense prime contractor to supply frequency conversion modules for an Electronic Warfare (EW) service life extension program. The order was booked in the Company's fiscal 2017 second quarter and is expected to be shipped over the next several quarters.
January - Mercury announced it recently received $6.9 million in orders relating to a sensor processing application for fighter aircraft. The orders were booked in the Company's fiscal 2017 second quarter.

50 Minuteman Road, Andover, Massachusetts 01810 U.S.A. • +1 978.256.1300 • www.mrcy.com • twitter: @MRCY

Mercury Reports Third Quarter Fiscal 2017 Results, Page 6

January - Mercury announced it received a $24.4 million follow-on order from a leading defense prime contractor for integrated radio frequency (RF) and digital subsystems for an electronic warfare (EW) application. The order, which includes an option to purchase additional units, was booked in the Company's fiscal 2017 second quarter and is expected to be shipped over the next several quarters.

Conference Call Information
Mercury will host a conference call and simultaneous webcast on Tuesday, April 25, 2017, at 5:00 p.m. ET to discuss the third quarter fiscal 2017 results and review its financial and business outlook going forward.
To join the conference call, dial (877) 303-6977 in the USA and Canada, or (760) 298-5079 in all other countries. Please call five to ten minutes prior to the scheduled start time. The live audio webcast can be accessed from the 'Events and Presentations' page of Mercury's website at www.mrcy.com/investor.
A replay of the webcast will be available two hours after the call and archived on the same web page for six months.

50 Minuteman Road, Andover, Massachusetts 01810 U.S.A. • +1 978.256.1300 • www.mrcy.com • twitter: @MRCY

Mercury Reports Third Quarter Fiscal 2017 Results, Page 7

Use of Non-GAAP Financial Measures
In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, the Company provides adjusted EBITDA, adjusted income, adjusted earnings per share “adjusted EPS”, and free cash flow, which are non-GAAP financial measures. Adjusted EBITDA, adjusted income, and adjusted EPS exclude certain non-cash and other specified charges. Free cash flow is defined as cash flow from operating activities less capital expenditures. The Company believes these non-GAAP financial measures are useful to help investors understand its past financial performance and prospects for the future. However, these non-GAAP measures should not be considered in isolation or as a substitute for financial information provided in accordance with GAAP. Management believes these non-GAAP measures assist in providing a more complete understanding of the Company’s underlying operational results and trends, and management uses these measures along with the corresponding GAAP financial measures to manage the Company’s business, to evaluate its performance compared to prior periods and the marketplace, and to establish operational goals. A reconciliation of GAAP to non-GAAP financial results discussed in this press release is contained in the attached exhibits.

Mercury Systems - Innovation That Matters™
Mercury Systems (NASDAQ:MRCY) is a leading commercial provider of secure sensor and mission processing subsystems. Optimized for customer and mission success, Mercury’s solutions power a wide variety of critical defense and intelligence programs. Headquartered in Andover, Mass., Mercury is pioneering a next-generation defense electronics business model specifically designed to meet the industry’s current and emerging technology needs. To learn more, visit www.mrcy.com.

50 Minuteman Road, Andover, Massachusetts 01810 U.S.A. • +1 978.256.1300 • www.mrcy.com • twitter: @MRCY

Mercury Reports Third Quarter Fiscal 2017 Results, Page 8

Forward-Looking Safe Harbor Statement
This press release contains certain forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, including those relating to fiscal 2017 business performance and beyond and the Company’s plans for growth and improvement in profitability and cash flow. You can identify these statements by the use of the words “may,” “will,” “could,” “should,” “would,” “plans,” “expects,” “anticipates,” “continue,” “estimate,” “project,” “intend,” “likely,” “forecast,” “probable,” “potential,” and similar expressions. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. Such risks and uncertainties include, but are not limited to, continued funding of defense programs, the timing and amounts of such funding, general economic and business conditions, including unforeseen weakness in the Company’s markets, effects of continued geopolitical unrest and regional conflicts, competition, changes in technology and methods of marketing, delays in completing engineering and manufacturing programs, changes in customer order patterns, changes in product mix, continued success in technological advances and delivering technological innovations, changes in, or in the U.S. Government’s interpretation of, federal export control or procurement rules and regulations, market acceptance of the Company's products, shortages in components, production delays due to performance quality issues with outsourced components, inability to fully realize the expected benefits from acquisitions and restructurings, or delays in realizing such benefits, challenges in integrating acquired businesses and achieving anticipated synergies, changes to export regulations, increases in tax rates, changes to generally accepted accounting principles, difficulties in retaining key employees and customers, unanticipated costs under fixed-price service and system integration engagements, and various other factors beyond our control. These risks and uncertainties also include such additional risk factors as are discussed in the Company's filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2016. The Company cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.

# # #
Contact:
Gerry Haines, CFO
Mercury Systems, Inc.
978-967-1990

Mercury Systems, Innovation That Matters, Ensemble and CANGuard are trademarks of Mercury Systems, Inc. Other product and company names mentioned may be trademarks and/or registered trademarks of their respective holders.

50 Minuteman Road, Andover, Massachusetts 01810 U.S.A. • +1 978.256.1300 • www.mrcy.com • twitter: @MRCY

Mercury Reports Third Quarter Fiscal 2017 Results, Page 9

MERCURY SYSTEMS, INC.
UNAUDITED CONSOLIDATED BALANCE SHEETS
(In thousands)	March 31,	June 30,
	2017	2016

Assets
Current assets:
Cash and cash equivalents	$270,238	$81,691
Accounts receivable, net	68,227	73,427
Unbilled receivables and costs in excess of billings	28,389	22,467
Inventory	72,096	58,284
Prepaid income taxes	1,487	3,401
Prepaid expenses and other current assets	7,916	6,122
Total current assets	448,353	245,392

Restricted cash	—	264
Property and equipment, net	47,356	28,337
Goodwill	365,713	344,027
Intangible assets, net	117,953	116,673
Other non-current assets	2,001	1,803
Total assets	$981,376	$736,496

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$24,321	$26,723
Accrued expenses	14,600	10,273
Accrued compensation	17,888	13,283
Deferred revenues and customer advances	6,556	7,365
Current portion of long-term debt	10,000	10,000
Total current liabilities	73,365	67,644

Deferred income taxes	7,030	11,842
Income taxes payable	700	700
Long-term debt	176,137	182,275
Other non-current liabilities	12,762	991
Total liabilities	269,994	263,452

Shareholders’ equity:
Common stock	461	387
Additional paid-in capital	579,893	357,500
Retained earnings	130,281	114,210
Accumulated other comprehensive income	747	947
Total shareholders’ equity	711,382	473,044
Total liabilities and shareholders’ equity	$981,376	$736,496

50 Minuteman Road, Andover, Massachusetts 01810 U.S.A. • +1 978.256.1300 • www.mrcy.com • twitter: @MRCY

Mercury Reports Third Quarter Fiscal 2017 Results, Page 10

MERCURY SYSTEMS, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2017	2016	2017	2016
Net revenues	$107,317	$65,898	$292,980	$184,724
Cost of revenues (1)	56,534	34,496	155,364	95,281
Gross margin	50,783	31,402	137,616	89,443

Operating expenses:
Selling, general and administrative (1)	19,229	12,687	56,093	37,396
Research and development (1)	14,198	8,180	40,192	25,891
Amortization of intangible assets	4,732	1,754	14,222	5,105
Restructuring and other charges	459	409	825	968
Impairment of long-lived assets	—	—	—	231
Acquisition costs and other related expenses	470	1,553	1,889	3,533
Total operating expenses	39,088	24,583	113,221	73,124

Income from operations	11,695	6,819	24,395	16,319

Interest income	137	39	187	89
Interest expense	(1,893)	(3)	(5,613)	(10)
Other income, net	279	144	792	$298

Income before income taxes	10,218	6,999	19,761	16,696
Tax provision	3,170	2,642	3,690	4,443
Net income	$7,048	$4,357	$16,071	$12,253

Basic net earnings per share:	$0.16	$0.13	$0.40	$0.37

Diluted net earnings per share:	$0.16	$0.13	$0.39	$0.36

Weighted-average shares outstanding:
Basic	43,773	33,251	40,573	33,052
Diluted	44,814	33,991	41,530	33,830

(1) Includes stock-based compensation expense, allocated as follows:
Cost of revenues	$150	$152	$373	$307
Selling, general and administrative	$3,270	$1,802	$9,848	$5,993
Research and development	$295	$196	$1,219	$944

50 Minuteman Road, Andover, Massachusetts 01810 U.S.A. • +1 978.256.1300 • www.mrcy.com • twitter: @MRCY

Mercury Reports Third Quarter Fiscal 2017 Results, Page 11

MERCURY SYSTEMS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
	Three Months Ended			Nine Months Ended
	March 31,			March 31,
	2017	2016		2017	2016
Cash flows from operating activities:
Net income	$7,048	$4,357		$16,071	$12,253
Depreciation and amortization	7,965	3,319		23,139	9,878
Other non-cash items, net	(760)	1,557		6,556	5,604
Changes in operating assets and liabilities	10,636	(4,878)		3,644	(4,543)

Net cash provided by operating activities	24,889	4,355		49,410	23,192

Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	1,853	8		(36,911)	(9,756)
Purchases of property and equipment	(13,036)	(1,752)		(26,789)	(4,908)
Increase in other investing activities	(375)	(382)		(486)	(567)

Net cash used in investing activities	(11,558)	(2,126)	—	(64,186)	(15,231)

Cash flows from financing activities:
Proceeds from employee stock plans	170	507		2,903	2,804
Payments of term debt	(5,000)	—		(7,500)	—
Payments for retirement of common stock	(122)	(87)		(7,682)	(4,211)
Proceeds from equity offering, net	215,732	—		215,732	—

Net cash provided by (used in) financing activities	210,780	420		203,453	(1,407)

Effect of exchange rate changes on cash and cash equivalents	(58)	42		(130)	105

Net increase in cash and cash equivalents	224,053	2,691		188,547	6,659

Cash and cash equivalents at beginning of period	46,185	81,554		81,691	77,586

Cash and cash equivalents at end of period	$270,238	$84,245		$270,238	$84,245

50 Minuteman Road, Andover, Massachusetts 01810 U.S.A. • +1 978.256.1300 • www.mrcy.com • twitter: @MRCY

Mercury Reports Third Quarter Fiscal 2017 Results, Page 12

UNAUDITED SUPPLEMENTAL INFORMATION RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(In thousands)

Adjusted EBITDA, a non-GAAP measure for reporting financial performance, excludes the impact of certain items and, therefore, has not been calculated in accordance with GAAP. Management believes that exclusion of these items assists in providing a more complete understanding of the Company’s underlying results and trends, and management uses these measures along with the corresponding GAAP financial measures to manage the Company’s business, to evaluate its performance compared to prior periods and the marketplace, and to establish operational goals. The adjustments to calculate this non-GAAP financial measure, and the basis for such adjustments, are outlined below:

Interest income and expense. The Company receives interest income on investments and incurs interest expense on loans, capital leases and other financing arrangements. Additionally, the Company incurs non-cash interest expenses associated with obtaining its credit facilities. These amounts may vary from period to period due to changes in cash and debt balances and interest rates driven by general market conditions or other circumstances outside of the normal course of Mercury’s operations.

Income taxes. The Company’s GAAP tax expense can fluctuate materially from period to period due to tax adjustments that are not directly related to underlying operating performance or to the current period of operations.

Depreciation. The Company incurs depreciation expense related to capital assets purchased to support the ongoing operations of the business. These assets are recorded at cost or fair value and are depreciated using the straight-line method over the useful life of the asset. Purchases of such assets may vary significantly from period to period and without any direct correlation to underlying operating performance.

Amortization of intangible assets. The Company incurs amortization of intangibles related to various acquisitions it has made and license agreements. These intangible assets are valued at the time of acquisition, are amortized over a period of several years after acquisition and generally cannot be changed or influenced by management after acquisition.

Restructuring and other charges. The Company incurs restructuring and other charges in connection with management’s decisions to undertake certain actions to realign operating expenses through workforce reductions and the closure of certain Company facilities, businesses and product lines. The Company’s adjustments reflected in restructuring and other charges are typically related to acquisitions and organizational redesign programs initiated as part of discrete post-acquisition integration activities. Management believes these items are non-routine and may not be indicative of ongoing operating results.

Impairment of long-lived assets. The Company incurs impairment charges of long-lived assets based on events that may or may not be within the control of management. Management believes these items are outside the normal operations of the Company's business and are not indicative of ongoing operating results.

Acquisition and financing costs. The Company incurs transaction costs related to acquisition and potential acquisition opportunities, such as legal and accounting fees and expenses. Although we may incur such third-party costs and other related charges and adjustments, it is not indicative that any transaction will be consummated. Additionally, the Company incurs unused revolver and bank fees associated with maintaining its credit facilities. Management believes these items are outside the normal operations of the Company’s business and are not indicative of ongoing operating results.

Fair value adjustments from purchase accounting. As a result of applying purchase accounting rules to acquired assets and liabilities, certain fair value adjustments are recorded in the opening balance sheet of acquired companies.  These adjustments are then reflected in the Company’s income statements in periods subsequent to the acquisition.  In addition, the impact of any changes to originally recorded contingent consideration amounts are reflected in the income statements in the period of the change. Management believes these items are outside the normal operations of the Company and are not indicative of ongoing operating results.

50 Minuteman Road, Andover, Massachusetts 01810 U.S.A. • +1 978.256.1300 • www.mrcy.com • twitter: @MRCY

Mercury Reports Third Quarter Fiscal 2017 Results, Page 13

Litigation and settlement income and expense. The Company periodically receives income and incurs expenses related to pending claims and litigation and associated legal fees and potential case settlements and/or judgments. Although we may incur such costs and other related charges and adjustments, it is not indicative of any particular outcome until the matter is fully resolved. Management believes these items are outside the normal operations of the Company’s business and are not indicative of ongoing operating results. The Company periodically receives warranty claims from customers and makes warranty claims towards its vendors and supply chain. Management believes the expenses and gains associated with these recurring warranty items are within the normal operations and operating cycle of the Company's business. Therefore, management deems no adjustments are necessary unless under extraordinary circumstances.

Stock-based compensation expense. The Company incurs expense related to stock-based compensation included in its GAAP presentation of cost of revenues, selling, general and administrative expense and research and development expense. Although stock-based compensation is an expense of the Company and viewed as a form of compensation, these expenses vary in amount from period to period, and are affected by market forces that are difficult to predict and are not within the control of management, such as the market price and volatility of the Company’s shares, risk-free interest rates and the expected term and forfeiture rates of the awards. Management believes that exclusion of these expenses allows comparisons of operating results to those of other companies, both public, private or foreign, that disclose non-GAAP financial measures that exclude stock-based compensation.

Mercury uses adjusted EBITDA as an important indicator of the operating performance of its business. Management excludes the above-described items from its internal forecasts and models when establishing internal operating budgets, supplementing the financial results and forecasts reported to the Company’s board of directors, determining the portion of bonus compensation for executive officers and other key employees based on operating performance, evaluating short-term and long-term operating trends in the Company’s operations, and allocating resources to various initiatives and operational requirements. The Company believes that adjusted EBITDA permits a comparative assessment of its operating performance, relative to its performance based on its GAAP results, while isolating the effects of charges that may vary from period to period without any correlation to underlying operating performance. The Company believes that these non-GAAP financial adjustments are useful to investors because they allow investors to evaluate the effectiveness of the methodology and information used by management in its financial and operational decision-making. The Company believes that trends in its adjusted EBITDA are valuable indicators of its operating performance.

Adjusted EBITDA is a non-GAAP financial measure and should not be considered in isolation or as a substitute for financial information provided in accordance with GAAP. This non-GAAP financial measure may not be computed in the same manner as similarly titled measures used by other companies. The Company expects to continue to incur expenses similar to the adjusted EBITDA financial adjustments described above, and investors should not infer from the Company’s presentation of this non-GAAP financial measure that these costs are unusual, infrequent or non-recurring.

The following table reconciles the most directly comparable GAAP financial measure to the non-GAAP financial measure.

50 Minuteman Road, Andover, Massachusetts 01810 U.S.A. • +1 978.256.1300 • www.mrcy.com • twitter: @MRCY

Mercury Reports Third Quarter Fiscal 2017 Results, Page 14

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2017	2016	2017	2016
Net income	$7,048	$4,357	$16,071	$12,253
Interest expense (income), net	1,756	(36)	5,426	(79)
Income taxes	3,170	2,642	3,690	4,443
Depreciation	3,233	1,565	8,917	4,773
Amortization of intangible assets	4,732	1,754	14,222	5,105
Restructuring and other charges	459	409	825	968
Impairment of long-lived assets	—	—	—	231
Acquisition and financing costs	569	1,725	2,236	4,048
Fair value adjustments from purchase accounting	270	—	3,217	—
Litigation and settlement expense (income), net	—	—	100	—
Stock-based compensation expense	3,715	2,150	11,440	7,244
Adjusted EBITDA	$24,952	$14,566	$66,144	$38,986

50 Minuteman Road, Andover, Massachusetts 01810 U.S.A. • +1 978.256.1300 • www.mrcy.com • twitter: @MRCY

Mercury Reports Third Quarter Fiscal 2017 Results, Page 15

Free cash flow, a non-GAAP measure for reporting cash flow, is defined as cash provided by operating activities less capital expenditures and, therefore, has not been calculated in accordance with GAAP. Management believes free cash flow provides investors with an important perspective on cash available for investment and acquisitions after making capital investments required to support ongoing business operations and long-term value creation. The Company believes that trends in its free cash flow are valuable indicators of its operating performance and liquidity.

Free cash flow is a non-GAAP financial measure and should not be considered in isolation or as a substitute for financial information provided in accordance with GAAP. This non-GAAP financial measure may not be computed in the same manner as similarly titled measures used by other companies. The Company expects to continue to incur expenditures similar to the free cash flow financial adjustment described above, and investors should not infer from the Company’s presentation of this non-GAAP financial measure that these expenditures reflect all of the Company's obligations which require cash.

The following table reconciles the most directly comparable GAAP financial measure to the non-GAAP financial measure.

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2017	2016	2017	2016
Cash flows from operations	$24,889	$4,355	$49,410	$23,192
Capital expenditures	(13,036)	(1,752)	(26,789)	(4,908)
Free cash flow	$11,853	$2,603	$22,621	$18,284

50 Minuteman Road, Andover, Massachusetts 01810 U.S.A. • +1 978.256.1300 • www.mrcy.com • twitter: @MRCY

Mercury Reports Third Quarter Fiscal 2017 Results, Page 16

UNAUDITED SUPPLEMENTAL INFORMATION RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(In thousands, except per share data)

Adjusted income and adjusted earnings per share ("adjusted EPS") are non-GAAP measures for reporting financial performance, exclude the impact of certain items and, therefore, have not been calculated in accordance with GAAP. Management believes that exclusion of these items assists in providing a more complete understanding of the Company’s underlying results and trends and allows for comparability with our peer company index and industry. These non-GAAP financial measures may not be computed in the same manner as similarly titled measures used by other companies. The Company uses these measures along with the corresponding GAAP financial measures to manage the Company’s business and to evaluate its performance compared to prior periods and the marketplace. The Company defines adjusted income as income before amortization of intangible assets, restructuring and other charges, impairment of long-lived assets, acquisition and financing costs, fair value adjustments from purchase accounting, litigation and settlement income and expense, and stock-based compensation expense. The impact to income taxes includes the impact to the effective tax rate, current tax provision and deferred tax provision. Adjusted EPS expresses adjusted income on a per share basis using weighted average diluted shares outstanding.

The following table reconciles the most directly comparable GAAP financial measures to the non-GAAP financial measures.

	Three Months Ended March 31,
	2017		2016
Net income and earnings per share	$7,048	$0.16	$4,357	$0.13
Amortization of intangible assets	4,732		1,754
Restructuring and other charges	459		409
Impairment of long-lived assets	—		—
Acquisition and financing costs	569		1,725
Fair value adjustments from purchase accounting	270		—
Litigation and settlement expense (income), net	—		—
Stock-based compensation expense	3,715		2,150
Impact to income taxes	(3,576)		(1,979)
Adjusted income and adjusted earnings per share	$13,217	$0.29	$8,416	$0.25

Diluted weighted-average shares outstanding:		44,814		33,991

	Nine Months Ended March 31,
	2017		2016
Net income and earnings per share	$16,071	$0.39	$12,253	$0.36
Amortization of intangible assets	14,222		5,105
Restructuring and other charges	825		968
Impairment of long-lived assets	—		231
Acquisition and financing costs	2,236		4,048
Fair value adjustments from purchase accounting	3,217		—
Litigation and settlement expense (income), net	100		—
Stock-based compensation expense	11,440		7,244
Impact to income taxes	(14,102)		(7,167)
Adjusted income and adjusted earnings per share	$34,009	$0.82	$22,682	$0.67

Diluted weighted-average shares outstanding:		41,530		33,830

50 Minuteman Road, Andover, Massachusetts 01810 U.S.A. • +1 978.256.1300 • www.mrcy.com • twitter: @MRCY

Mercury Reports Third Quarter Fiscal 2017 Results, Page 17

MERCURY SYSTEMS, INC.
RECONCILIATION OF FORWARD-LOOKING GUIDANCE RANGE
Quarter Ending June 30, 2017
Year Ending June 30, 2017
(In thousands, except per share data)

The Company defines adjusted EBITDA as income before interest income and expense, income taxes, depreciation, amortization of intangible assets, restructuring and other charges, impairment of long-lived assets, acquisition and financing costs, fair value adjustments from purchase accounting, litigation and settlement income and expense, and stock-based compensation expense.

The following table reconciles the adjusted EBITDA financial measure to its most directly comparable GAAP measures.

	Three Months Ending		Twelve Months Ending
	June 30, 2017		June 30, 2017
	Range		Range
	Low	High	Low	High

GAAP expectation -- Earnings per share	$0.14	$0.16	$0.52	$0.55

GAAP expectation -- Net income	$6,500	$7,700	$22,600	$23,800

Adjust for:
Interest expense (income), net	1,800	1,800	7,200	7,200
Income taxes	3,500	4,200	7,200	7,900
Depreciation	3,900	3,900	12,800	12,800
Amortization of intangible assets	4,800	4,800	19,100	19,100
Restructuring and other charges	—	—	900	900
Impairment of long-lived assets	—	—	—	—
Acquisition and financing costs	100	100	2,300	2,300
Fair value adjustments from purchase accounting	300	300	3,500	3,500
Litigation and settlement expense (income), net	—	—	100	100
Stock-based compensation expense	3,900	3,900	15,300	15,300
Adjusted EBITDA expectation	$24,800	$26,700	$91,000	$92,900

50 Minuteman Road, Andover, Massachusetts 01810 U.S.A. • +1 978.256.1300 • www.mrcy.com • twitter: @MRCY

Mercury Reports Third Quarter Fiscal 2017 Results, Page 18

MERCURY SYSTEMS, INC.
RECONCILIATION OF FORWARD-LOOKING GUIDANCE RANGE
Quarter Ending June 30, 2017
Year Ending June 30, 2017
(In thousands, except per share data)

The Company defines adjusted income as income before amortization of intangible assets, restructuring and other charges, impairment of long-lived assets, acquisition and financing costs, fair value adjustments from purchase accounting, litigation and settlement income and expense, and stock-based compensation expense. The impact to income taxes includes the impact to the effective tax rate, current tax provision and deferred tax provision. Adjusted EPS expresses adjusted income on a per share basis using weighted average diluted shares outstanding.

The following table reconciles the most directly comparable GAAP financial measures to the non-GAAP financial measures.

	Three Months Ending June 30, 2017
	Range
	Low		High
Net income and earnings per share	$6,500	$0.14	$7,700	$0.16
Amortization of intangible assets	4,800		4,800
Restructuring and other charges	—		—
Impairment of long-lived assets	—		—
Acquisition and financing costs	100		100
Fair value adjustments from purchase accounting	300		300
Litigation and settlement expense (income), net	—		—
Stock-based compensation expense	3,900		3,900
Impact to income taxes	(3,200)		(3,300)
Adjusted income and adjusted earnings per share	$12,400	$0.26	$13,500	$0.29

Diluted weighted-average shares outstanding:		47,300		47,300

	Twelve Months Ending June 30, 2017
	Range
	Low		High
Net income and earnings per share	$22,600	$0.52	$23,800	$0.55
Amortization of intangible assets	19,100		19,100
Restructuring and other charges	900		900
Impairment of long-lived assets	—		—
Acquisition and financing costs	2,300		2,300
Fair value adjustments from purchase accounting	3,500		3,500
Litigation and settlement expense (income), net	100		100
Stock-based compensation expense	15,300		15,300
Impact to income taxes	(17,200)		(17,300)
Adjusted income and adjusted earnings per share	$46,600	$1.08	$47,700	$1.11

Diluted weighted-average shares outstanding:		43,100		43,100

50 Minuteman Road, Andover, Massachusetts 01810 U.S.A. • +1 978.256.1300 • www.mrcy.com • twitter: @MRCY